Exhibit 10.1

SPP TRANSACTION SUMMARY

Cano =	Cano Petroleum, Inc.

Haddock =	Haddock Enterprises, LLC

Carlile =	Carlile Management, LLC

Dr. Carlile =	Kenneth Q. Carlile, an individual

SBR =	Sabine Royalty Trust

SPP =	Sabine Production Partners, LP (the new limited partnership)

GP =	Sabine Production Management, LLC (the general partner of SPP) whose sole member is Sabine Production Operating, LLC comprised of Cano, Haddock and Carlile

SPO =	Sabine Production Operating, LLC

I.                                         S-4 conversion from SBR to SPP transaction stays as proposed.

II.                                     GP serves as general partner with a 1.25% ownership interest in SPP and an initial 1.25% share in cash distributions of SPP, subject to the incentive distribution rights described in the S-4 and the Partnership Agreement (stays the same as proposed).

III.                                 SPO stays as proposed with the following provisions:

A.                                   For any matter which involves a transaction involving SPP and Cano, Haddock or Carlile or any of their affiliates (a “Related Party Transaction”), the procedure set forth in IX. below shall be applied; for all other matters not involving a Related Party Transaction, all votes by the SPO members must be by majority except for the following items which require unanimous approval: (i) amendments to the SPP Partnership Agreement, GP Limited Liability Company Agreement or SPO Limited Liability Company Agreement, (ii) dissolution of SPP, GP or SPO, (iii) sale of all or substantially all assets of SPP, GP or SPO or (iv) the incurrence of debt by SPP, GP or SPO which is recourse to  Cano, Haddock or Carlile.

B.                                     No assignment or transfer of direct or indirect interests in SPO or GP by any member (including a change of control of such member) for two years (excludes pledging of any interest subject to the right of the other members to repurchase the pledged interest upon foreclosure).

C.                                     Beginning in year three, members generally will work together toward a separate public offering for units of the GP at the end of year three and so long as the public offering attempt has not been abandoned a member may sell its interest subject to a right of first refusal on the part of the other members during years three and four; any member may sell its interest without rights of first refusal on the part of other members at the end of year four or the abandonment of the public offering attempt, whichever is earlier.

D.                                    Members will be reimbursed for costs incurred in support of SPP, so long as such costs are approved in advance in accordance with the procedure set forth in IX. below; in addition, Cano shall be reimbursed up to $110k and $85k per annum for Johnson and Cochrane, respectively, for time spent on SPP matters, if any, as described in the Compensation Reimbursement Agreement.

IV.                                 With respect to operating agreements, the following terms apply:

A.                                   On all non-royalty properties owned or to be acquired by SPP, in which neither Cano, Haddock, nor Carlile has an interest, then SPP shall enter into an operating agreement with a contract operator on commercially reasonable industry terms

B.                                     On all non-royalty properties owned or to be acquired by SPP, in which Cano, Haddock, or Carlile has an interest, such member shall have a right of first offer to be the operator, subject at all times to SPP’s right to negotiate a contract with a third party on more favorable terms

V.                                     Members agree that as rapidly as possible upon consummation of the transaction (as defined in the S-4), the members will use their reasonable best efforts to obtain operating personnel and management to be employed by GP, SPO or SPP, as the case may require

VI.                                 Subject to the following proviso, SPP and Cano and its affiliates (each, a “Cano Entity” and collectively, the “Cano Entities”), Haddock and its affiliates (the each, a “Haddock Entity” and collectively, the “Haddock Entities”) and Carlile will enter into the following two-year agreement; provided that, such agreement shall specifically exempt and be inapplicable to Dr. Carlile in his individual capacity and in the capacities in which he serves his affiliate entities:

A.                                   SPP shall have a right of first participation on each deal which is consistent with the business model for SPP currently described in the S-4, which any Cano Entity, any Haddock Entity or Carlile source after the date of the agreement, with such participation by the proposing party(ies) to be on the following basis:

Purchase Price			Cano Entity, Haddock Entity or Carlile Participation Level
From		To	Up to Percentage	Participation	Aggregate
$—		$25,000,000	70.00%	$17,500,000	$17,500,000
25,000,001		50,000,000	7.33%	1,833,333	19,333,333
50,000,001		75,000,000	7.33%	1,833,333	21,166,666
$75,000,001		$100,000,000	7.33%	$1,833,333	$23,000,000
100,000,001	+		23%

B.                                     If any Cano Entity, Haddock Entity or Carlile sources a deal and SPP opts not to participate, then such party shall have no further obligation under the agreement with respect to such deal.

C.                                     If any Cano Entity, Haddock Entity or Carlile independently develops or jointly develops a deal with SPP and SPP elects to participate, then such party shall be entitled to receive from SPP, proportionate reimbursement of the costs incurred by such party, so long as such costs are approved in accordance with the procedure set forth in IX. below; if SPP independently develops or jointly develops a deal (or incurs expenses in reviewing, underwriting, or evaluating a deal or prospect) with any Cano Entity, Haddock Entity, or Carlile, in which it does not elect to participate and offers such deal to any Cano Entity, Haddock Entity, or Carlile, and such party elects to participate, then SPP shall be entitled to receive from such party, proportionate reimbursement of the costs incurred by SPP, so long as such costs are approved in advance by the conflicts committee as set forth in the S-4.

D.                                    Cano, Haddock and Carlile shall have no right to participate in deals sourced from the other or from SPP.

E.                                      Any deals that are sourced by any personnel of Cano Entities in any capacity, including, but not limited to, Johnson and Cochrane, shall be classified as sourced by Cano Entities and not by SPP.

VII.                             Subject to the following proviso, SPP and Cano, Haddock and Carlile will enter into the following two-year agreement; provided that, such agreement shall specifically exempt and be inapplicable to Dr. Carlile in his individual capacity and in the capacities in which he serves his affiliate entities:

A.                                   Cano Entities, Haddock Entities and Carlile shall keep strictly confidential any and all information of SPP relating to the acquisition of potential properties; SPP shall keep strictly confidential any and all information of Cano Entities, Haddock Entities, or Carlile with respect to deals presented to SPP and in which SPP elects not to participate.

B.                                     SPP, Cano Entities, Haddock Entities, and Carlile shall be prohibited from competing with each other on the acquisition of identified properties sourced from any of them (consensual transactions by the parties after their obligations have been fulfilled will not be considered to be competing).

VIII.                         SPP and Dr. Carlile enter into the following two-year agreement, which specifically identifies the counties and parishes in which his Other Entities (as defined in Exhibit A (each an “Other Entity” and collectively, the “Other Entities”) and includes any entities formed during the two-year period) are currently doing business and which provides that his services to his Other Entities shall not constitute a breach of the agreement:

A.                                   Dr. Carlile, as an individual, shall keep strictly confidential any and all information of SPP, Cano Entities, Haddock Entities and Carlile relating to the acquisition of potential properties.

B.                                     Dr. Carlile, as an individual and as a member of various other entities, will be required to give written notice to SPP and SPO upon his awareness that any Other Entity (i) is likely to compete directly or indirectly in the same property as SPP or (ii) alters its business strategy to match that of SPP as defined in the S-4.

C.                                     In the case of (VIII)(B)(i), Dr. Carlile will keep confidential all information obtained from SPP, Cano Entities, Haddock Entities or Carlile relating to the property, will not receive further information from SPP, Cano Entities, Haddock Entities or Carlile relating to the property and will recuse himself from involvement in the SPP deal related to the property.

D.                                    In the case of (VIII)(B)(ii), Haddock and Cano (by unanimous vote) will have the right to ask for Dr. Carlile’s resignation as a board member and officer, and Dr. Carlile shall have the option to either (i) resign such posts and relinquish Carlile’s voting power as a member of SPO such that Haddock and Cano are the members in control of SPO, or (ii) agree to bind himself and the Other Entity to the same agreement described in Paragraphs VI and VII above.

IX.                                The following procedures are set forth regarding Related Party Transactions:

A.                                   The managers of SPO may propose a Related Party Transaction to the Conflicts Committee (as established as set forth in the S-4) with the related party abstaining from any such proposal.  If the managers of SPO elect not to propose a particular Related Party Transaction to the Conflicts Committee, SPP shall be deemed to have rejected the Related Party Transaction.

B.                                     The Conflicts Committee will review and evaluate the proposed Related Party Transaction and either vote to recommend the transaction to the managers of SPO or to deny approval of the Related Party Transaction.  If approval is denied, SPP shall have rejected the transaction and no further action is required.

C.                                     If the Conflicts Committee recommends the Related Party Transaction to the managers of SPO, then the Related Party Transaction may only be approved by a majority vote of the managers of SPO with the related party abstaining from the vote.

X.                                    This SPP Transaction Summary is being entered into in connection with the filing of a preliminary Form S-4, both of which taken together set forth the principles of the conversion of SBR to SPP and the relative rights and obligations of the parties hereto in connection therewith.   The drafting, submittal for review and approval by the parties of the definitive documentation (including any necessary amendments to the S-4) effectuating the principles set forth in this SPP Transaction Summary and the Form S-4 are anticipated to occur shortly after the filing of the S-4.  To the extent that such definitive documentation departs from the principles established by the parties herein and in the S-4, Cano, Haddock and Carlile specifically reserve the right to withdraw from participation in the transaction contemplated hereunder and under the S-4, subject only to the payment of their proportionate share of the expenses incurred to the date of withdrawl.  In the event of such withdrawl, there shall not be any legally binding obligation on the part of the withdrawing party to the other parties hereto (except for the payment of expenses above) and no past or future action, agreements (oral or written), course of conduct or failure to act relating to the SPP Transaction Summary, the Form S-4 or any of the transactions relating thereto will give rise to or serve as a basis for any obligation or other liability on the part of the withdrawing party to the other parties hereto.  Upon the withdrawl of a party, the other parties shall be free to proceed with the transaction on their own and without any encumbrances from the withdrawing party.

[remainder of page intentionally blank]

Agreed to and accepted this 4th day of August, 2005.

CANO PETROLEUM, INC.

By:	/s/ S. Jeffrey Johnson
S. Jeffrey Johnson
Chief Executive Officer

HADDOCK ENTERPRISES, LLC

By:
Name:
Title:

CARLILE MANAGEMENT, LLC

By:	/s/ Kenneth Q. Carlile Phd
Name:	Kenneth Q. Carlile
Title:	Manager

EXHIBIT A

Dr. Carlile has the following affiliations (“Other Capacities”) with the following other entities (“Other Entities”) which engage in oil and gas activities:

(a)                                  Limited Partner in Camterra Resources Partners, Ltd., a Texas Limited Partnership.

(b)                                 Co-Chairman of the Board of Directors, a Shareholder and the Chief Executive Officer of Camterra Resources, Inc., a Texas Corporation, which is the Managing General Partner of Camterra Resources Partners, Ltd.

(c)                                  Limited Liability Partner and a Managing Partner of Martex Drilling Company, LLP, a Texas Registered Limited Liability Partnership.

(d)                                 Limited Liability Partner and a Managing Partner in Martex Well Services, LLP, a Texas Registered Limited Liability Partnership.

(e)                                  Limited Partner of Fowler Transportation, Ltd., a Texas Limited Partnership.

(f)                                    Member of Fowler Management, LLC, a Texas Limited Liability Company.  Fowler Management, LLC is the General Partner of Fowler Transportation, Ltd.

(g)                                 Limited Partner in KCZC Oil & Gas, Ltd., a Texas Limited Partnership.

(h)                                 Member and the Managing Member of KCZC Operating, LLC, a Texas Limited Liability Company which serves as the Managing Partner of KCZC Oil & Gas, Ltd.

(i)                                     Limited Liability Partner and a Managing Partner in Unitex Properties, LLP, a Texas Registered Limited Liability Partnership.

(j)                                     Member in Leonard Road Farms, LLC, a Louisiana Limited Liability Company.  Chief Executive Officer of Camterra Resources, Inc., which is the Manager of Leonard Road Farms, LLC.

(k)                                  Member of Robson Farms, LLC, a Louisiana Limited Liability Company.

(l)                                     Owns various oil and gas working interests, overriding royalty interests, royalty interests and mineral interests in his own name, Kenneth Q. Carlile.